UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2020

CORELOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13585	95-1068610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica Irvine, California	92618-7471
(Address of principal executive offices)	(Zip Code)

(949) 214-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	CLGX	New York Stock Exchange
Preferred Stock Purchase Rights	CLGX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of CoreLogic, Inc. (the “Company”) has appointed Mr. Patrick Dodd as Chief Operating and Growth Officer of the Company, effective September 1, 2020.

Mr. Dodd, 53, previously held various positions at Nielsen Holdings plc (“Nielsen”), a global measurement and data analytics company, and its affiliates from 1990 to August 2020, serving most recently as Chief Commercial Officer of the Nielsen Connect Division from January 2019 to August 2020, as President of Nielsen’s Global Market Group from April 2018 to December 2018, as Group President - Growth Markets of Nielsen from April 2016 to March 2018, and as President / Global Retailer Vertical of Nielsen from August 2015 to April 2016. Mr. Dodd holds a Bachelors of Arts, Economics degree from the University of Western Ontario.

In connection with his appointment as the Company’s Chief Operating and Growth Officer, Mr. Dodd’s annual base salary will initially be $650,000 and his target annual incentive bonus opportunity will be 100% of his annual base salary, subject to a guaranteed incentive bonus for 2020 of $500,000. Mr. Dodd will also be entitled to an annual target long term equity incentive (“LTI”) award opportunity equal to 250% of his base salary and, in connection with his appointment, he will receive an additional award of restricted stock units having a grant date value of $1,500,000 (the “New Hire RSU”). The annual LTI award for 2020 and the New Hire RSU will be granted in September 2020 in accordance with the Company’s pre-established equity grant policy. Mr. Dodd will also be entitled to reimbursement for expenses incurred in connection with his relocation to California in an amount not to exceed $500,000. Mr. Dodd will be eligible to participate in the Company’s employee benefit plans and paid time off policy.

The Company intends to enter into the Company’s standard form employment agreement (the “Employment Agreement”) with Mr. Dodd setting forth the above-described terms of Mr. Dodd’s compensation. The Employment Agreement will provide for an initial term through December 31, 2020, with the term automatically renewing annually thereafter for an additional one year term unless either party provides at least sixty days’ advance notice of non-renewal. In the event Mr. Dodd’s employment is terminated by the Company without “Cause” or by him for “Good Reason” not in connection with or following a “Change in Control” (as such terms will be defined in the Employment Agreement), he will be entitled to receive, subject to providing a release of claims and abiding by the restrictive covenants set forth in the Employment Agreement, (i) an amount equal to two times the sum of his then annual base salary and target annual incentive bonus, payable in 18 equal monthly installments, (ii) reimbursement for COBRA premiums for up to 24 months, (iii) payment of any annual incentive bonus earned for the fiscal year prior to the termination of his employment (but not previously paid), and (iv) payment of a pro-rated annual incentive bonus for the fiscal year of termination based on actual performance. Pursuant to the Employment Agreement, Mr. Dodd is also expected to be subject to a confidentiality agreement and 12 month post-termination non-competition covenant.

The Company also intends to enter into a Change in Control Agreement (the “CIC Agreement”) with Mr. Dodd that will be substantially consistent with the Company’s form of Change in Control Agreement filed with, and the material terms described in, the Company’ Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2010, which is incorporated herein by reference. The “Applicable Multiple” (as such term is defined in the CIC Agreement) of Mr. Dodd’s base salary and target annual incentive bonus payable in a change in control pursuant to the CIC Agreement will be two times, and he will be eligible to receive reimbursement for COBRA premiums for up to 24 months in connection with a “Termination” (as such term is defined in the CIC Agreement).

Mr. Dodd will also enter into an indemnification agreement with the Company in the form previously approved by the Board and filed with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2019.

There are no arrangements or understandings between Mr. Dodd and any other person pursuant to which Mr. Dodd was appointed as Chief Operating and Growth Officer and there are no transactions between the Company and Mr. Dodd that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Dodd and any other director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on September 2, 2020, announcing the appointment of Mr. Dodd as Chief Operating and Growth Officer of the Company as set forth in Item 5.02 of this Current Report on Form 8-K. A copy of such press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated September 2, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: September 2, 2020	By:	/s/ Frank D. Martell
	Name:	Frank D. Martell
	Title:	President and Chief Executive Officer